QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 5

Paul, Hastings, Janofsky & Walker LLP 600 Peachtree Street, NE, Ste. 2400, Atlanta, GA 30308-2222 telephone 404-815-2400 / facsimile 404-815-2424 / internet www.paulhastings.com
Costa Mesa / London / Los Angeles / New York / San Francisco / Stamford / Tokyo / Washington, D.C.
PaulHastings

(404) 815-2400

September 14, 2001

Beazer Homes USA, Inc.
5775 Peachtree Dunwoody Road
Suite B-2000
Atlanta, Georgia 30342

Re:
Beazer Homes USA, Inc.
Amended and Restated 1994 Stock Incentive Plan
1999 Stock Incentive Plan
Registration Statement on Form S-8/S-3

Ladies and Gentlemen:

You have requested our opinion, as counsel for Beazer Homes USA, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8/S-3 (the "Registration Statement") registering an aggregate of 2,175,000 shares of the Company's common stock, $0.01 par value per share, for issuance and/or resale pursuant to the Company's Amended and Restated 1994 Stock Incentive Plan and 1999 Stock Incentive Plan (collectively, the "Plans").

We have examined such records and documents and made such examination of law as we have deemed relevant in connection with this opinion. Based on the foregoing, we are of the opinion that the 2,175,000 shares covered by said Registration Statement, when issued or sold in accordance with the terms of the Plans, will be legally issued, fully-paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement on Form S-8/S-3 of Beazer Homes USA, Inc.

Very truly yours,

/s/ Paul, Hastings, Janofsky & Walker LLP

PAUL, HASTINGS, JANOFSKY & WALKER LLP

QuickLinks

EXHIBIT 5